UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 27, 2006

Kenexa Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-51358	23-3024013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 East Swedesford Rd Wayne, PA 19087		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (610) 971-9171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

On January 27, 2006, the Compensation Committee of the Board of Directors of Kenexa Corporation approved the following bonuses for 2005:

Name and Title	Bonus Payable
Nooruddin (Rudy) S. Karsan Chief Executive Officer	$491,138

Troy A. Kanter President, Human Capital Management	$362,795

Elliot H. Clark Chief Operating Officer	$320,072

Donald F. Volk Chief Financial Officer	$363,000

Ramarao V. Velpuri Chief Technology Officer	$170,182

The foregoing amounts represent the total performance bonuses payable for 2005, and include amounts for discretionary bonuses of $91,138, $12,795, $73,177 and $63,000 paid to each of Messrs. Karsan, Kanter, Clark and Volk, respectively.  The performance bonuses are subject to confirmation pending the completion of the audit of the 2005 financial statements.

Also on January 27, 2006, the Compensation Committee of the Board of Directors approved the following base salaries for 2006 for the following executive officers: Mr. Karsan, $375,000; Mr. Kanter, $250,000; Mr. Clark, $250,000; Mr. Volk, $250,000; and Mr. Velpuri, $160,000. The Compensation Committee also approved performance objectives for each of the executive officers to be used in connection with evaluating performance and determining the annual bonus amounts payable to these officers for 2006.  The bonuses for Mr. Karsan and Mr. Volk are based on levels for 2006 of earnings before taxes, or EBT, as well as sales to large accounts. The bonuses for Mr. Kanter and Mr. Clark are based on levels of income for the business units for which they are responsible, as well as sales to large accounts. Mr. Velpuri’s bonus is based in part on the 2006 financial and operational performance of Kenexa’s global development center worldwide, including software development, and on levels of sales to large accounts. The maximum performance bonus amounts for these executive officers for 2006 are as follows: Mr. Karsan, $637,500; Mr. Kanter, $450,000; Mr. Clark, $450,000; Mr. Volk, $450,000; and Mr. Velpuri, $160,000. In addition, the Compensation Committee or Board of Directors may pay discretionary bonuses in addition to the performance bonuses.

Kenexa does not have employment contracts with any of its executive officers.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenexa Corporation

Date: January 31, 2006	By:	/s/ DONALD F. VOLK
		Name:	Donald F. Volk
		Title:	Chief Financial Officer